Exhibit 3.6
PLAN OF CONVERSION
     This Plan of Conversion (the “Plan of Conversion”) is made and entered into effective as of [                    ], 2010 (the “Effective Time”), by MagnaChip Semiconductor LLC, a Delaware limited liability company (the “LLC”), in accordance with the terms of the LLC’s Fifth Amended and Restated Limited Liability Company Operating Agreement dated February 12, 2010 (as amended from time to time, the “LLC Agreement”), the Delaware Limited Liability Company Act and Delaware General Corporation Law. Capitalized terms used but not otherwise defined in this Plan of Conversion have the meanings ascribed to such terms in the LLC Agreement.
RECITALS
     A. The LLC was formed under the name System Semiconductor Holding LLC on November 26, 2003 by the filing of a certificate of formation with the Delaware Secretary of State’s Office. Under the terms of the LLC Agreement, the LLC is managed by its Board of Directors (the “Board”).
     B. A conversion of a Delaware limited liability company into a Delaware corporation is allowed under Title 8, Section 265 of the Delaware General Corporation Law and Title 6, Section 18-216 of the Delaware Limited Liability Company Act.
     C. Section 7.7 of the LLC Agreement provides in part that immediately prior to the consummation of an IPO authorized by the Board, the Members and Board will take all necessary and desirable actions in consummation of any such IPO, and, if approved by the Board, effect a Solvent Reorganization of the LLC into a corporation.
     D. The Board of Directors has unanimously approved the IPO and the conversion of the LLC into a Delaware corporation (the “Conversion”) and the terms of this Plan of Conversion.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Plan of Conversion, the Members agree as follows:
     1. Terms and Conditions of Conversion.
          (a) The name of the converting entity is MagnaChip Semiconductor LLC (the “Converting Entity”), and the name of the converted entity is MagnaChip Semiconductor Corporation (the “Corporation”).
          (b) The Conversion shall become effective on the date (the “Effective Date”) on which a Certificate of Conversion, in substantially the form attached hereto as Exhibit A, is filed with the Delaware Secretary of State.
          (c) On and after the Effective Date, the LLC shall continue its existence in the organizational form of a Delaware corporation. All of the rights, privileges and powers of the LLC and all property and all debts due to the LLC, as well as all other things and causes of

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action belonging to the LLC, shall remain vested in the Corporation and shall be the property of the Corporation. All rights of creditors and all liens upon any property of the LLC shall be preserved unimpaired, and all debts, liabilities and duties of the LLC shall remain attached to the Corporation and may be enforced against the Corporation to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by the Corporation in its capacity as a Delaware corporation.
          (d) All outstanding interests of the LLC shall be automatically converted into shares of common stock of the Corporation, par value $0.01 (the “Common Stock”), as provided in Section 4 below, with such shares of Common Stock having the respective rights, preferences and privileges set forth in the Certificate of Incorporation (as defined below).
     2. Certificate of Incorporation; Directors. Upon the Effective Date and concurrent with the filing of the Certificate of Conversion, the Certificate of Incorporation of the Corporation shall be filed with the Delaware Secretary of State in substantially in the form attached hereto as Exhibit B (the “Certificate of Incorporation”). Pursuant to an Action of Sole Incorporator in the form attached hereto as Exhibit C, which shall be executed on the Effective Date immediately following the filing of the Certificate of Incorporation, the initial directors of the Corporation shall be elected. Thereafter immediately following the filing of the Certificate of Incorporation, the stockholders shall ratify and approve the bylaws of the Corporation in the form attached hereto as Exhibit D.
     3. Manner and Basis of Converting Interests in the LLC.
          (a) Capitalization of the LLC as of the Effective Date. The capitalization of the LLC as of immediately prior to the Effective Date (including outstanding Common Units, options to purchase Common Units (each, an “LLC Option”) issued pursuant to the LLC’s 2009 Common Unit Plan (the “2009 Plan”), and warrants to purchase Common Units (each, an “LLC Warrant”) issued pursuant to that certain Warrant Agreement dated as of November 9, 2009 between the LLC and American Stock Transfer & Trust Company, LLC (the “Warrant Agreement”) is set forth in Exhibit E.
          (b) Conversion of LLC Interests. Upon the Effective Date:
               (i) (A) each Common Unit outstanding immediately prior to the Effective Date shall be converted automatically, without any action on the part of the holder thereof, into [___](the “Common Conversion Ratio”) of the Corporation’s Common Stock; and
                    (B) if any of the Common Units issued and outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable stock restriction agreement or other agreement with the LLC, then the Corporation’s Common Stock issued in exchange for such Common Units shall also be unvested and subject to the same repurchase option, risk of forfeiture or other condition (including any requirement that any unvested shares be held in escrow), and the certificate representing such shares of the Corporation’s Common Stock, if any, may accordingly be marked with appropriate legends in the discretion of the Corporation;

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               (ii) each LLC Option outstanding immediately prior to the Effective Time, whether contingent or earned and whether exercisable or unexercisable, that does not terminate by its terms at or prior to the Effective Time shall be converted, without any action on the part of the holder thereof, into an option to acquire Common Stock pursuant to the terms of the 2009 Plan and, following such conversion, shall be subject to the same terms and conditions set forth in such LLC Option, any applicable award agreement and the 2009 Plan immediately prior to the Effective Time, except that:
                    (A) such LLC Option shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole shares of Common Stock (rounded down to the nearest whole share) equal to the number of Common Units that were issuable upon exercise of such LLC Option immediately prior to the Effective Time multiplied by the Common Conversion Ratio; and
                    (B) the per share exercise price for the shares of Common Stock issuable upon exercise of such assumed LLC Option shall be equal to the exercise price per Common Unit at which such LLC Option was exercisable immediately prior to the Effective Time divided by the Common Conversion Ratio (rounded up to the nearest whole cent).
               (iii) each LLC Warrant outstanding immediately prior to the Effective Time, whether contingent or earned and whether exercisable or unexercisable, that does not terminate by its terms at or prior to the Effective Time shall be converted, without any action on the part of the holder thereof, into a warrant to acquire Common Stock pursuant to the Warrant Agreement and, following such conversion, shall be subject to the same terms and conditions set forth in such LLC Warrant and Warrant Agreement immediately prior to the Effective Time, except that:
                    (A) such LLC Warrant shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole shares of Common Stock (rounded down to the nearest whole share) equal to the number of Common Units that were issuable upon exercise of such LLC Warrant immediately prior to the Effective Time multiplied by the Common Conversion Ratio; and
                    (B) the per share exercise price for the shares of Common Stock issuable upon exercise of such assumed LLC Warrant shall be equal to the exercise price per Common Unit at which such LLC Warrant was exercisable immediately prior to the Effective Time divided by the Common Conversion Ratio (rounded up to the nearest whole cent).
               (iv) No fractional shares of the Corporation’s Common Stock will be issued in connection with the Conversion.
          (c) Legends. The Corporation’s shares of Common Stock have not been registered under the Securities Act or the securities laws of any state and may not be transferred, pledged or hypothecated except as permitted under the Securities Act and applicable state securities laws pursuant to registration or exemption therefrom; any certificates evidencing the Common Stock, if any, or any other securities issued in respect of the Common Stock upon any

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split, dividend, recapitalization, merger, consolidation or similar event, shall bear any legend required by the Corporation, required under applicable U.S. federal and state securities laws or called for by any agreement between the Corporation and any stockholder.
     4. U.S. Federal Income Tax Consequences. The Conversion has been structured to be treated, for U.S. federal income tax purposes, as if the LLC transferred its assets to the Corporation for shares of the Corporation’s Common Stock pursuant to an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), followed by a distribution of the shares of the Corporation’s Common Stock to the Members in liquidation of the LLC, as described in Rev. Rul. 2004-59.
     5. Amendment or Termination. This Plan of Conversion may be amended or terminated by the Company and the Conversion may be abandoned at any time prior to the Effective Time, notwithstanding any requisite prior approval and adoption of this Plan of Conversion by the Members.
     7. Counterparts. This Plan of Conversion may be executed in two or more counterparts, and each such counterpart and copy shall be and constitute an original instrument.
     8. Governing Law. This Plan of Conversion shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.
[Signature Page to Follow]

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     IN WITNESS WHEREOF, the undersigned, having received consent from the Required Interest of the Members of the Converting Entity, hereby adopts this Plan of Conversion as of the date set forth above.

MAGNACHIP SEMICONDUCTOR LLC

Name:	John McFarland
Title:	Senior Vice President, General Counsel and Secretary

Exhibit A
Certificate of Conversion

STATE OF DELAWARE
CERTIFICATE OF CONVERSION
FROM A LIMITED LIABILITY COMPANY TO A CORPORATION
Pursuant to Title 8, Section 265 of the Delaware General Corporation Law, the undersigned, on behalf of MagnaChip Semiconductor LLC, a Delaware limited liability company, executed the following Certificate of Conversion:
1.	The date on which MagnaChip Semiconductor LLC, a Delaware limited liability company, was first formed is November 26, 2003 under the name System Semiconductor Holding LLC.

2.	The jurisdiction in which MagnaChip Semiconductor LLC was first formed is the state of Delaware.

3.	The jurisdiction immediately prior to the filing of this Certificate of Conversion is the state of Delaware.

4.	MagnaChip Semiconductor LLC is the name of the limited liability company immediately prior to the filing of this Certificate of Conversion.

5.	MagnaChip Semiconductor Corporation is the name of the corporation as set forth in its Certificate of Incorporation filed in accordance with Section 265(b)(2) of the Delaware General Corporation Law.
IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting limited liability company have executed this Certificate on this                      day of                                         , 2010.

MagnaChip Semiconductor LLC

By:	John McFarland
Title:	Senior Vice President, General Counsel and Secretary

Exhibit B
Certificate of Incorporation

Exhibit C
Action of Sole Incorporator

MAGNACHIP SEMICONDUCTOR CORPORATION
a Delaware Corporation
ACTION BY SOLE INCORPORATOR
Effective                     , 2010
Pursuant to Section 107 and 108(c) of the General Corporation Law of the State of Delaware, the undersigned sole incorporator of MagnaChip Semiconductor Corporation, a Delaware corporation (the “Corporation”), hereby takes the following actions and adopts the following resolutions with respect to the initial organization of the corporation:
RESOLVED: That Sang Park, Michael Elkins, Randal Klein, Steven Tan, Nader Tavakoli, R. Douglas Norby and Gidu Shroff are appointed to serve as the initial members of the Board, to serve until their respective successors are duly elected and qualified, or until their respective earlier resignation, removal, death or disability.
     The power of the incorporator as such shall terminate upon the execution of this action by sole incorporator. This action by sole incorporator shall be filed in the minute book of the corporation and shall be effective as of the date first set forth above.

John McFarland, Incorporator

Exhibit D
Bylaws

Exhibit E
Capitalization